EXHIBIT 10.1
Headquarters
1200 W. Sam Houston Parkway N.
Houston, TX 77043
Phone: 713-973-5389
July 15, 2007
Mr. Mark Baldwin
Houston, TX 77024

Dear Mark,
We are very pleased to offer you the position of Executive Vice President and Chief Financial Officer for Dresser-Rand, reporting to Vince Volpe, President and CEO. You will assume this position effective August 23, 2007, concurrent with our Board of Directors’ meeting. As we have discussed, you will join Dresser-Rand immediately in the capacity of Vice President, reporting to both Vince Volpe and Len Anthony, until you assume the role of EVP & CFO on August 23rd. This will facilitate an effective transition process. We expect your official start date to be July 23rd, 2007, and that you will be available for meetings with the finance staff during the week of July 16th.
Mark, we were impressed with your experience and knowledge. We hope you are excited about Dresser-Rand.
Your annual salary will be $350,000. The annual incentive program bonus target will be 75% of base salary. Your 2007 bonus payment will be pro-rated for the actual number of months that you are employed by D-R in 2007.
You will be eligible for the Dresser-Rand long term incentive program. Our 2007 program includes a combination of stock options and restricted stock that vests on a pro-rata basis over a 4-year period. You will receive an initial annual grant valued at $600,000. This grant is equivalent to the annual market median for a CFO position in a similar company. Since you will have worked for D-R less than one year at the time we evaluate all officers for participation in the 2008 annual equity program, the decision of the Compensation Committee relative to a 2008 equity award will be factored with the 2007 award you will have recently received. D-R has adopted four annual fixed dates on which equity grants are made. We will grant your 2007 long term incentive equity on the first fixed grant date following your start date.
The Company and the Compensation Committee of the Board are currently reviewing proposals for a Change in Control policy and program to be implemented in 2007. The benefit level for the CFO in this program will be no less than 2 years equivalent of salary and annual bonus and the agreement will contain terms normal and customary for such agreements.
In addition, you will be eligible for severance of 18 months base salary plus annual bonus at target if you are terminated by the company for any reason other than just cause.
This offer is subject to formal resolution of approval by the Compensation Committee of the Board of Directors.
Participation in our employee benefit program will begin on the first of the month following your start date.
All offers of employment are contingent upon providing the necessary documentation to ensure compliance with the Immigration Reform and Control Act of 1986, signing company policy agreements such as our Code of Conduct, and completing a successful standard pre-employment drug screening and background check. After we determine your start date and the transition process, Lynna Bond (713-973-5380) will be your contact to make arrangements for these procedures.
If you have any questions, please contact me directly on my cell phone at 716-378-7379.

Very truly yours,

Elizabeth C. Powers
Vice President and Chief Administrative Officer
Cc:   Vincent R. Volpe, Jr.

I accept the offer of employment from Dresser-Rand, as described above.

(Signature)	(Date)